Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS RECORD SECOND QUARTER 2013 RESULTS

Lake Forest, IL, July 16, 2013 – Packaging Corporation of America (NYSE: PKG) today reported second quarter net income of $64 million, or $0.66 per share, which included a one-time, non-cash charge of $5 million after tax, or $0.05 per share, for pension plan changes. Excluding special items, net income was $69 million, or $0.71 per share, a quarterly record, compared to second quarter 2012 net income of $48 million, or $0.49 per share. Net sales were a record $800 million, up 12% from second quarter 2012 net sales of $712 million.

The $0.22 per share increase in net income, excluding special items, was driven by higher containerboard and corrugated products prices and mix ($0.27) and higher corrugated products sales volume ($0.05). These items were partially offset by higher costs for energy ($0.04), labor and fringe benefits ($0.03) and the timing of annual mill maintenance outages ($0.03).

Excluding special items, net income for the first six months of 2013 was $130 million, or $1.33 per share, compared to net income for the first six months of 2012 of $88 million, or $0.91 per share. Year-to-date net sales were $1.56 billion compared to $1.38 billion in 2012, up 12%.

Corrugated products shipments per workday were up 5.2%, and total shipments were up 6.8% with one more workday in this year’s second quarter. Containerboard production was 629,000 tons, down 9,000 tons from last year’s second quarter, and outside sales of containerboard were down by the same amount. Lower containerboard production was the result of scheduling more annual mill maintenance downtime in this year’s second quarter, but based on days of operation, the mills set a second quarter record for tons produced per day. PCA ended the quarter with its containerboard inventories down about 12,000 tons below the end of the first quarter.

Commenting on reported results, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “We had an outstanding quarter in all aspects of our operations with record earnings driven by higher prices and higher corrugated products volume. The annual outages at three of our mills went extremely well with very efficient start-ups and record productivity. Earnings were higher than our second quarter guidance driven by better than forecasted sales volume and price, and lower than forecasted costs.”

“Looking ahead to the third quarter,” Mr. Kowlzan added, “we expect higher corrugated products prices, higher sales volume, and with no planned annual outages, increased mill production and lower mill operating costs. We also expect higher purchased electricity costs with summer pricing, higher amortization of annual outage repair costs, and a higher tax rate. Considering these items, we expect third quarter earnings to be about $0.88 per share.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.8 billion in 2012. PCA operates four paper mills and 71 corrugated products plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 2nd Quarter 2013 Earnings Conference Call

WHEN:	Wednesday, July 17, 2013
10:00 a.m. Eastern Time

NUMBER:	(866) 818-1393 (U.S. and Canada) or (703) 639-1377 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 17, 2013 1:00 p.m. Eastern Time through
July 31, 2013 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1618497

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Non-GAAP measures used in this press release are reconciled to the most comparable measure reported in accordance with GAAP in the schedules to this press release.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2013		2012
Net sales	$800.2		$712.5
Cost of sales	(608.1)		(554.4)

Gross profit	192.1		158.1
Selling and administrative expenses	(54.8)		(52.9)
Corporate overhead	(19.2)		(17.7)
Other expense, net	(10.8	)(1)	(3.6)

Income before interest and taxes	107.3		83.9
Interest expense, net	(9.2)		(13.3	)(2)

Income before taxes	98.1		70.6
Provision for income taxes	(33.6)		(25.4)

Net income	$64.5		$45.2

Earnings per share:
Basic	$0.67		$0.47

Diluted	$0.66		$0.46

Basic common shares outstanding	96.4		96.3
Diluted common shares outstanding	97.5		97.4

Supplemental financial information:
Capital spending	$53.6		$34.5
Cash balance	$370.1		$515.1	(3)

Notes to Consolidated Earnings Results

(1)	Includes a $7.8 million non-cash pre-tax pension curtailment charge related to a pension plan change in which certain hourly corrugated employees will transition from an hourly defined benefit pension plan to a defined contribution (401k) plan.
(2)	Includes $3.7 million of pre-tax debt refinancing charges.
(3)	Includes proceeds of $397 million, net of fees, received from the notes offering completed June 26, 2012. The proceeds were used to redeem the existing 2013 notes in July of 2012.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2013		2012
Net sales	$1,555.4		$1,383.8
Cost of sales	(1,180.9)		(1,080.7)

Gross profit	374.5		303.1
Selling and administrative expenses	(110.5)		(104.8)
Alternative fuel mixture credits	—		95.5	(2)
Corporate overhead	(38.7)		(34.6)
Other expense, net	(14.8	)(1)	(6.3)

Income before interest and taxes	210.5		252.9
Interest expense, net	(18.5)		(22.9	)(3)

Income before taxes	192.0		230.0
Provision for income taxes	(66.9)		(167.0	)(2)

Net income	$125.1		$63.0	(2)

Earnings per share:
Basic	$1.30		$0.65

Diluted	$1.28		$0.65

Basic common shares outstanding	96.4		96.4
Diluted common shares outstanding	97.5		97.6

Supplemental financial information:
Capital spending	$80.9		$69.3

Notes to Consolidated Earnings Results

(1)	Includes a $7.8 million non-cash pre-tax pension curtailment charge.
(2)	In the first quarter of 2012, the company amended its 2009 tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit, and increase the gallons claimed for alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million, and the decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, or a net charge of $23.0 million.
(3)	Includes $3.7 million of pre-tax debt restructuring charges.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures (1)

Unaudited

	Three Months Ended June 30,
	2013		2012
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$64.5	$0.661	$45.2	$0.464

Special items:
Pension curtailment charge (2)	5.0	0.051	—	—
Debt refinancing charges (3)	—	—	2.5	0.025

Total special items	5.0	0.051	2.5	0.025

Excluding special items	$69.5	$0.712	$47.7	$0.489

	Six Months Ended June 30,
	2013		2012
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$125.1	$1.283	$63.0	$0.646

Special items:
Pension curtailment charge (2)	5.0	0.051	—	—
Debt refinancing charges (3)	—	—	2.5	0.025
Biofuel tax credits (4)	—	—	23.0	0.236

Total special items	5.0	0.051	25.5	0.261

Excluding special items	$130.1	$1.334	$88.5	$0.907

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effects of special items are excluded as management considers such items to not necessarily be indicative of PCA’s ongoing operations. Management uses these measures to focus on PCA’s ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.
(2)	Represents a curtailment charge of $7.8 million pre-tax less $2.8 million in taxes, or $5.0 million after-tax, related to the Company’s hourly defined benefit plan (see Notes to Consolidated Earnings Results).
(3)	Represents charges from the company’s debt refinancing completed June 26, 2012 of $3.7 million pre-tax less $1.2 million in taxes, or $2.5 million after-tax.
(4)	Represents a charge from the amendment of our 2009 federal income tax return related to biofuel credits (see Notes to Consolidated Earnings Results).